Filed Pursuant to Rule 424(b)(3)
File No. 333-262667

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated May 11, 2022)

CEPTON, INC.

Up to 14,700,000 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 11, 2022 (as supplemented prior to the date hereof, the “Prospectus”), related to the resale, from time to time, of up to 14,700,000 shares of our common stock by Lincoln Park.

The shares of common stock to which the Prospectus relates include shares that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement between us and Lincoln Park.

On September 8, 2022, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement to update and supplement the Prospectus with the information contained in the Current Report.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CPTN”. As of September 7, 2022, the closing price of our common stock was $1.83.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THE PROSPECTUS AND PART II, ITEM 1A OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 8, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2022

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39959	27-2447291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 West Trimble Road

San Jose, CA 95131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 408-459-7579

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common stock, par value $0.00001 per share	CPTN	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock at an exercise price of $11.50 per share, subject to adjustment	CPTNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The description of the exclusivity agreement set forth in Item 8.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference. The description of the exclusivity agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the exclusivity agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01 Other Items.

As previously disclosed, on August 29, 2022, Koito Manufacturing Co., Ltd. (“Koito”), an automotive tier 1 partner of Cepton, Inc. (the “Company”) delivered to the Company a non-binding letter of intent (the “Non-binding LOI”) expressing an interest in pursuing an investment in a new class of convertible non-voting preferred securities to be issued by the Company (the “Proposed Preferred Stock”) for an aggregate subscription price of up to $100.0 million. The Non-binding LOI requested that the Company grant Koito a 60-day period of exclusivity to negotiate the terms of the Proposed Preferred Stock, with the terms of such exclusivity arrangement to be specified in a separate agreement to be entered into between the Company and Koito.

On September 6, 2022, the Company entered into an exclusivity agreement with Koito which grants Koito a 30-day exclusivity period during which the Company agreed not to, directly or indirectly, solicit, participate in negotiations with or furnish any confidential information to any person other than Koito with respect to the Company or any of its subsidiaries in connection with, or approve or enter into any agreement relating to, any alternative third-party proposal to make a material investment in, acquire a material equity interest in, or acquire a material portion of the assets of, the Company. Under the terms of the exclusivity agreement, the Company is not prohibited from soliciting, negotiating with, furnishing confidential information to, or approving or entering into any agreements with banks, lenders (except for strategic business partners) and other financial institutions for debt financing transactions. At this time, there can be no assurances that the Company will or will not enter into any definite agreements with Koito, issue any securities to Koito (including the Proposed Preferred Stock) or otherwise enter into any other strategic corporate transactions with Koito or, following expiration of the exclusivity period, any other third party.

Forward-Looking Statements

This Current Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms and/or conditions or that are not statements of historical matters. The Company cautions readers of this Current Report that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, the terms of any such Proposed Preferred Stock and the related rights and protections granted to Koito in connection therewith, the Company’s interest, if any, in pursuing the Proposed Preferred Stock transaction contemplated by the Non-binding LOI, the proposed terms of the Proposed Preferred Stock contemplated by the Non-binding LOI, which may vary from those expressed in the Non-binding LOI, and the ability of the Company and Koito to successfully negotiate and agree upon definitive documentation with respect thereto, the potential benefits of entering into the exclusivity agreement and entering into and consummating the Proposed Preferred Stock transaction contemplated by the Non-binding LOI, the ability of the Company to obtain necessary approvals, including the approval of the Company’s shareholders if required, and satisfy applicable closing conditions for such proposed transaction, and the timing thereof. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Exclusivity Agreement, dated September 6, 2022, by and between Cepton, Inc. and Koito Manufacturing Co., Ltd.
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTON, INC.

Date: September 7, 2022	By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	President and Chief Executive Officer

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